EXHIBIT 11
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                            INTEGRAMED AMERICA, INC.
                COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK
               All amounts in thousands, except per share amounts

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                                                                            For the
                                                                      three-month period
                                                                       ended March 31,
                                                                   1997               1996
                                                                   ----               ----

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Primary

Net loss.......................................................   $   (45)          $    (74)

Less:  Dividends accrued on Preferred Stock....................        33                154
                                                                  -------            -------

Adjusted net loss..............................................   $   (78)           $  (228)
                                                                  =======            =======

Weighted average number of shares  of Common Stock
    outstanding................................................     9,544              6,087
                                                                  =======            =======

Net loss per share of Common Stock.............................   $ (0.01)           $ (0.04)
                                                                  =======            =======


Fully Diluted

Net loss.......................................................   $   (45)           $   (74)
                                                                  =======            =======

Weighted average number of shares of Common Stock
   outstanding.................................................     9,544              6,087

Add:  Common equivalent shares (determined using the
   "treasury stock" method) representing incremental shares
   issuable upon assumed exercise of options and warrants
   using average market price..................................       208                389

Shares of Common Stock issued upon assumed conversion of
   Series A Preferred Stock....................................       265              1,001
                                                                  -------            -------

Average number of shares of Common  Stock and Common
   Stock equivalents outstanding...............................    10,017              7,477
                                                                  =======            =======

Net loss per share of Common Stock and Common
   Stock equivalents...........................................   $ (0.00)           $ (0.01)
                                                                  =======            =======



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